UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  1)*

ALDER BIOPHARMACEUTICALS, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

014339105

(CUSIP Number)

John V. Jaggers

Sevin Rosen Funds

One Galleria Tower

13355 Noel Road, Suite 1350

Dallas, TX  75240

(972) 702-1100

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Name of Reporting Persons Sevin Rosen Fund IX L.P. (“SRFIX”)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 Shares

	6	Shared Voting Power 0 Shares

	7	Sole Dispositive Power 0 Shares

	8	Shared Dispositive Power 0 Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person* PN

1	Name of Reporting Persons Sevin Rosen IX Affiliates Fund L.P. (“SRIX A”)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 Shares

	6	Shared Voting Power 0 Shares

	7	Sole Dispositive Power 0 Shares

	8	Shared Dispositive Power 0 Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person* PN

1	Name of Reporting Persons SRB Associates IX L.P. (“SRBIX”)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 Shares

	6	Shared Voting Power 0 Shares

	7	Sole Dispositive Power 0 Shares

	8	Shared Dispositive Power 0 Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person* PN

1	Name of Reporting Persons Sevin Rosen Bayless Management Company (“SRBMC”)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 Shares

	6	Shared Voting Power 0 Shares

	7	Sole Dispositive Power 0 Shares

	8	Shared Dispositive Power 0 Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person* CO

1	Name of Reporting Persons Jon W. Bayless (“Bayless”)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 2,651 Shares

	6	Shared Voting Power 0 Shares

	7	Sole Dispositive Power 2,651 Shares

	8	Shared Dispositive Power 0 Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,651

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 .006%

12	Type of Reporting Person* IN

1	Name of Reporting Persons Stephen L. Domenik (“Domenik”)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 Shares

	6	Shared Voting Power 0 Shares

	7	Sole Dispositive Power 0 Shares

	8	Shared Dispositive Power 0 Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person* IN

1	Name of Reporting Persons Stephen M. Dow (“Dow”)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 282,190 which are owned directly by The Dow Family Trust (the “Dow Trust”). Dow is a trustee of the Dow Trust and is deemed to have power to vote these shares.

	6	Shared Voting Power 0 Shares

	7	Sole Dispositive Power 282,190 which are owned directly by The Dow Family Trust (the “Dow Trust”). Dow is a trustee of the Dow Trust and is deemed to have power to dispose of these shares.

	8	Shared Dispositive Power 0 Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 282,190

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 .646%

12	Type of Reporting Person* IN

1	Name of Reporting Persons John V. Jaggers (“Jaggers”)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 8,662

	6	Shared Voting Power 0 Shares

	7	Sole Dispositive Power 8,662

	8	Shared Dispositive Power 0 Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,662

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 .020%

12	Type of Reporting Person* IN

1	Name of Reporting Persons Jackie R. Kimzey (“Kimzey”)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 Shares

	6	Shared Voting Power 0 Shares

	7	Sole Dispositive Power 0 Shares

	8	Shared Dispositive Power 0 Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person* IN

1	Name of Reporting Persons David J. McLean (“McLean)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 5,299

	6	Shared Voting Power 0 Shares

	7	Sole Dispositive Power 5,299

	8	Shared Dispositive Power 0 Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,299

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 .012%

12	Type of Reporting Person* IN

Name of Reporting Persons John T. Oxaal (“Oxaal”)

Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

SEC Use Only

Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 4,458

	6	Shared Voting Power 0 Shares

	7	Sole Dispositive Power 4,458

	8	Shared Dispositive Power 0 Shares

Aggregate Amount Beneficially Owned by Each Reporting Person 4,458

Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

Percent of Class Represented by Amount in Row 9 .010%

Type of Reporting Person* IN

1	Name of Reporting Persons Alan R. Schuele (“Schuele”)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 8,662

	6	Shared Voting Power 0 Shares

	7	Sole Dispositive Power 8,662

	8	Shared Dispositive Power 0 Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,662

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 .020%

12	Type of Reporting Person* IN

1	Name of Reporting Persons Nicholas G. Sturiale (“Sturiale”)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 4,458

	6	Shared Voting Power 0 Shares

	7	Sole Dispositive Power 4,458

	8	Shared Dispositive Power 0 Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,458

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 .010%

12	Type of Reporting Person* IN

Item 1(a)		Name of Issuer Alder Biopharmaceuticals, Inc.
Item 1(b)		Address of Issuer’s Principal Executive Office 11804 North Creek Parkway South Bothell, WA 98011

Item 2.	(a)

Name of Persons Filing
This Statement is filed by Sevin Rosen Fund IX L.P., a Delaware limited partnership (“SRFIX”); Sevin Rosen IX Affiliates Fund L.P., a Delaware limited partnership (“SRIX A”);  SRB Associates IX L.P., a Delaware limited partnership (“SRBIX”); Sevin Rosen Bayless Management Company (“SRBMC”) a Texas corporation;  Jon W. Bayless (“Bayless”); Stephen L. Domenik (“Domenik”); Stephen M. Dow (“Dow”); John V. Jaggers (“Jaggers”); Jackie R. Kimzey (“Kimzey”); David J. McLean (“McLean”); John T. Oxaal (“Oxaal”) Alan R. Schuele (“Schuele”); and Nicholas G. Sturiale (“Sturiale”).  The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

SRBIX, is the general partner of SRFIX and SRIX A.  Bayless, Domenik, Dow, Jaggers, Kimzey, McLean, Oxaal, Schuele and Sturiale are members of the general partner of SRBIX and are officers and directors of SRBMC.

	(b)	Address of Principal Business Office or, if none, Residence The address for each of the Reporting Persons is: Sevin Rosen Funds One Galleria Tower 13355 Noel Road, Suite 1350 Dallas, TX 75240
(c)

Citizenship
SRFIX, SRIX A and SRBIX are Delaware limited partnerships.  SRMBC is a Texas corporation.  Bayless, Domenik, Dow, Jaggers, Kimzey, McLean, Oxaal, Schuele and Sturiale are United States citizens.

	(d)	Title of Class of Securities Common Stock
	(e)	CUSIP Number 014339105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)	☐	Investement company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80(a-8);
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with 240.13d-1(b)(1)(ii)(J).
NOT APPLICABLE

Item 4.	Ownership
The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2015:
(a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
(b) Percent of class: See Row 11 of cover page for each Reporting Person.
(c) Number of shares as to which such person has:
(i) Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote: See Row 6 of cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following.   ☒

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person

Under certain circumstances set forth in the limited partnership agreements of  SRFIX, SRIX A and SRBIX, the general and limited partners or stockholders, as the case may be, of each of such entities may be deemed the right to receive dividends from, or the proceeds from the sale of shares of the issuer owned by each such entity of which they are a partner or stockholder.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
NOT APPLICABLE

Item 8.	Identification and Classification of Members of the Group
NOT APPLICABLE

Item 9.	Notice of Dissolution of Group
NOT APPLICABLE

Item 10.	Certification
NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 5, 2016

SEVIN ROSEN FUND IX L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES IX L.P.,	Signature
Its General Partner
John V. Jaggers
Attorney-In-Fact

SEVIN ROSEN IX AFFILIATES FUND L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES IX L.P.,	Signature
Its General Partner
John V. Jaggers
Attorney-In-Fact

SRB ASSOCIATES IX L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES IX L.L.C.,	Signature
Its General Partner
John V. Jaggers
Attorney-In-Fact

SEVIN ROSEN BAYLESS MANAGEMENT	/s/ John V. Jaggers
COMPANY	Signature

John V. Jaggers
Attorney-In-Fact

JON W. BAYLESS	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

STEPHEN L. DOMENIK	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

STEPHEN M. DOW	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

JOHN V. JAGGERS	/s/ John V. Jaggers
Signature

JACKIE R. KIMZEY	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

DAVID J. MCLEAN	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

JOHN T. OXAAL	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

ALAN R. SCHUELE	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

NICHOLAS G. STURIALE	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

EXHIBIT A

Agreement Of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Alder Biopharmaceuticals, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:   February 5, 2016

SEVIN ROSEN FUND IX L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES IX L.P.,	Signature
Its General Partner
John V. Jaggers
Attorney-In-Fact

SEVIN ROSEN IX AFFILIATES FUND L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES IX L.P.,	Signature
Its General Partner
John V. Jaggers
Attorney-In-Fact

SRB ASSOCIATES IX L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES IX L.L.C.	Signature
Its General Partner
John V. Jaggers
Attorney-In-Fact

SEVIN ROSEN BAYLESS MANAGEMENT	/s/ John V. Jaggers
COMPANY	Signature

John V. Jaggers
Attorney-In-Fact

JON W. BAYLESS	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

STEPHEN L. DOMENIK	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

STEPHEN M. DOW	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

JOHN V. JAGGERS	/s/ John V. Jaggers
Signature

JACKIE R. KIMZEY	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

DAVID J. MCLEAN	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

JOHN T. OXAAL	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

ALAN R. SCHUELE	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

NICOLAS G. STURIALE	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

EXHIBIT B

John V. Jaggers has signed the enclosed documents as Attorney-In-Fact.  Note that copies of the applicable Powers of Attorney are already on file with the appropriate agencies.